Exhibit 99.3

GLOBAL ENTERTAINMENT & MEDIA HOLDINGS CORPORATION
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FORM OF COMPENSATION COMMITTEE CHARTER
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Adopted as of [          ], 2008

I.	Purpose

            The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Global Entertainment & Media Holdings Corporation (the “Company”) to assist the Board in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers. The Committee will evaluate, recommend changes to and administer compensation plans, policies and programs for the Company. As used herein, the term “compensation” shall include any salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans. The Committee shall also produce an annual report or discussion and analysis, as required under applicable Federal securities laws (the “Compensation Committee Report”) on the Committee’s compensation policies and executive compensation for inclusion in the Company’s proxy statement as required by the Securities and Exchange Commission (the “SEC”).

II.	Membership

            The Committee shall consist of two or more members. Each member of the Committee shall be, in the business judgment of the Board, “independent” under the independence requirements set forth from time to time in the listing standards set forth by the American Stock Exchange LLC, as amended from time to time, and any other applicable laws, rules or regulation, including without limitation, any rules promulgated by the SEC. In addition, each member shall be (i) a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            To the extent the Committee consists of at least three members, one director who is not independent may be appointed to the Committee, subject to the following:

  The director is not a current officer or employee of the Company or an immediate family member of a current officer or employee of the Company;

  The Board determines, under exceptional and limited circumstances, that membership by the individual on the Committee is required by the best interests of the Company and its stockholders;

  The Board discloses, in the Company’s next annual meeting proxy statement (or its next annual report on Form 10-K or its equivalent if the Company does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reason for that determination; and

  No such person appointed to the Committee pursuant to this exception may serve on the Committee for more than two years.

            The members of the Committee shall be appointed by the Board and any vacancies on the Committee shall be filled by the Board. Members of the Committee may be removed at any time by the Board. The Board will designate one member of the Committee to be the chairperson of the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

            The Committee may form and delegate authority to subcommittees when appropriate to perform particular functions, either generally or in specific instances, provided that the subcommittees shall be comprised of members who meet the independence requirements set forth above. Any subcommittees shall be subject to this charter. The decisions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

III.	Meetings and Procedures

            The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings may be held telephonically or by means of other communications equipment. Actions of the Committee may also be taken by unanimous written consent when deemed necessary or desirable by the chairperson of the Committee.

            Meetings of the Committee shall be called by the chairperson or, if there is no chairperson, by a majority of the members of the Committee, upon such notice as is provided for in the bylaws of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. All determinations with respect to the compensation of the Company’s chief executive officer must be made by the Committee in an executive session, without the presence of executive officers.

            The Committee shall maintain minutes of all meetings, which will record all actions taken by the Committee. The minutes will be maintained with the books and records of the Company.

IV.	Duties and Responsibilities

            Among its specific duties and responsibilities, the Committee shall:

1.	Review from time to time and approve the Company’s compensation policies to ensure that management is rewarded appropriately for its contributions to

Company growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests.

2.	Review and approve annually the corporate goals and objectives relevant to the chief executive officer of the Company. At least annually, the Committee shall evaluate the chief executive officer’s performance in light of these goals and objectives and set the chief executive officer’s compensation, including any salary, bonus, incentive and equity compensation, based on this evaluation. The Committee shall communicate in its annual Compensation Committee Report to stockholders the factors and criteria on which the chief executive officer’s compensation for the last year was based, including the relationship of the Company’s performance to the chief executive officer’s compensation.

3.	Review and approve the compensation, including any salary, bonus, incentive and equity compensation, for the executive officers of the Company (which includes all officers within the meaning of Section 16 of the Exchange Act and Rule 16a-l thereunder) other than the chief executive officer. The Committee shall communicate in its annual Compensation Committee Report to stockholders the specific relationship of corporate performance to such executive compensation.

4.	Provide oversight of management’s decisions concerning the performance and compensation of key employees of the Company, other than the executive officers.

5.	Approve, subject to Board approval and, where appropriate, subject to submission to the stockholders, all new incentive compensation and equity-based plans for executive officers.

6.	Review the Company’s employee benefit, pension, incentive compensation and equity-based plans, and recommend to the Board any changes in such employee benefit, pension, incentive compensation and equity-based plans that the Committee deems necessary or appropriate. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans.

7.	Review and approve all awards made to executive officers under the Company’s incentive compensation and equity-based plans.

8.	Review officer and director indemnification and insurance matters.

9.	Not less frequently than annually, evaluate the performance of the Committee, including a review of the Committee’s compliance with this charter, and review and reassess this charter and submit any recommended changes to the Board for its consideration.

10.	Perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board, or as designated in particular plan documents.

            The foregoing responsibilities and duties set forth in this charter should serve as a guide only, with the express understanding that the Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

V.	Resources and Authority of the Committee

            The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants at the expense of the Company without seeking approval of the Board. The Committee shall have the sole authority to select and retain a consultant or search firm, to terminate any consultant or search firm retained by it, and to approve the consultant or search firm’s fees and other retention terms. The Committee has the power in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.